Exhibit 99.2

October 27, 2014

Dear Chiquita Employees,

Following this morning’s announcement, the Cutrale and Safra Groups wanted to take this opportunity to share with you the enthusiasm both groups have for Chiquita and about this combination. Cutrale and Safra are pleased to have the opportunity to make this long-term investment and are particularly excited by the impressive brand loyalty and recognition the company has through its Chiquita and Fresh Express brands. We believe they provide Chiquita with a strong competitive edge in the growing worldwide demand for high-quality fresh fruits and salads.

Together with you, we share a clear objective: Chiquita’s long term success. Cutrale-Safra is committed to Chiquita continuing to grow the strength of its brands. We believe the Chiquita platform is a very special one, with extensive production and global distribution that is second to none in the fresh produce sector, and the capabilities necessary to grow its business and benefit its stakeholders, including employees, business partners, customers, distributors and suppliers. To support Chiquita as the premier and most sustainable platform in its sector, Chiquita will be able after the closing of the transaction to access Cutrale-Safra's substantial experience in all aspects of the fruit and juice value chain and extensive financial expertise.

All of you should be tremendously proud of your contributions to Chiquita’s position in the fresh produce industry. The caliber of the talent at Chiquita and its Fresh Express brand is one of the many things that attracted the Cutrale and Safra Groups to invest in Chiquita, and we are excited to be part of your success going forward.

The Cutrale Group	The Safra Group

No Offer or Solicitation
A tender offer for the outstanding shares of Chiquita has not yet commenced. This communication also is not intended to and does not constitute an offer to buy or the solicitation of an offer to sell any securities. When the tender offer is commenced, Cavendish Acquisition Corporation (“Cavendish”), a direct wholly owned subsidiary of Cavendish Global Limited, a private limited company jointly owned by Burlingtown UK LTD and Erichton Investments Ltd., which are affiliates of the Cutrale Group and the Safra Group, respectively, will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”), and thereafter Chiquita will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Important Additional Information Has Been Filed and Will Be Filed With The SEC
Cutrale-Safra will file a Tender Offer Statement, containing an offer to purchase, a form of letter of transmittal and other related tender offer documents, and Chiquita will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer by Cavendish with the SEC following the commencement of Cavendish’s tender offer for all outstanding shares of Chiquita common stock. Any Tender Offer Statement filed by Cutrale-Safra and any Solicitation/Recommendation Statement filed by Chiquita that is required to be mailed to shareholders will be mailed to shareholders of Chiquita. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A FORM OF LETTER OF TRANSMITTAL AND OTHER TENDER OFFER RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AND ANY AMENDMENTS THERETO, AS WELL AS OTHER DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of the Tender Offer Statement, the Solicitation/Recommendation Statement and other documents filed with the SEC by Chiquita through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Tender Offer Statement, the Solicitation/Recommendation Statement and other documents filed with the SEC by Chiquita by contacting Chiquita Investor Relations at: Chiquita Brands International, Inc., c/o Corporate Secretary, 550 South Caldwell Street, Charlotte, North Carolina 28202.

Forward-Looking Statements
This communication contains certain “forward-looking statements” with respect to certain plans and objectives of Chiquita and Cutrale-Safra with respect to the proposed acquisition of Chiquita by Cutrale-Safra, the tender offer and the related merger, including the timing of the completion of the tender offer and the merger, under the merger agreement between Chiquita and Cutrale-Safra. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are several factors which could cause actual plans to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the risk that the acquisition of Chiquita and the tender offer and the merger may not be consummated in a timely manner as a result of pending regulatory approvals. Neither Chiquita nor Cutrale-Safra assumes any obligation to update the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.